EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Post-Effective Amendment
No. 4 to Registration Statement No. 33-18669 on Form S-8; Post-Effective Amendment No. 2 to Registration Statement No. 33-31487 on Form S-8; Post-Effective Amendment No. 2 to Registration Statement No. 33-33215 on Form S-8; Registration Statement No. 33-11631 on Form S-8; Post-Effective Amendment No. 1 to Registration Statement No. 33-39306 on Form S-3; Registration Statement No. 33-57470 on Form S-3; and Post-Effective Amendment No. 5 to Registration Statement No. 33-18669 on Form S-8 of FPL Group, Inc., of our report dated February 11, 1994 appearing in this Annual Report on Form 10-K of FPL Group, Inc. for the year ended December 31, 1993.


DELOITTE & TOUCHE

Miami, Florida
March 21, 1994